THIRTEENTH AMENDMENT TO

GENERAL AGENT SALES AGREEMENT

THIRTEENTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of October 1, 2014 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (“AXA Equitable”), formerly known as The Equitable Life Assurance Society of the United States, a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK OF PUERTO RICO, INC., a Puerto Rico corporation having offices at 1290 Avenue of the Americas, New York, New York 10104 (together, the “General Agent”).

AXA Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them (as previously amended, the “Sales Agreement”) to: (a) alter the compensation rates payable by AXA Equitable to the General Agent on sales of AXA Equitable’s VUL and non-variable life insurance products; (b) establish the compensation rate payable by AXA Equitable to the General Agent on sales of AXA Equitable’s BrightLifeSM Protect and BrightLifeSM Grow Indexed Universal Life products; and (c) establish the compensation rate payable by AXA Equitable to the General Agent on sales of Simplified Issue Term and Term Series SM 156 products, effective from and after the date hereof, as more particularly set forth on the amended and restated Schedule 1 of Exhibit A attached hereto and made a part hereof.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

AXA EQUITABLE LIFE INSURANCE AXA NETWORK, LLC

COMPANY AXA NETWORK OF PUERTO RICO, INC.

By: By:

Anders Malmstrom Eileen Forrest

Senior Executive Director President and Chief Executive

and Chief Financial Officer Officer

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